DISTRIBUTION AND OPERATION SERVICES AGREEMENT

      THIS DISTRIBUTION AND OPERATION SERVICES AGREEMENT, ("Agreement") is made as of June 21, 2005 (the "Effective Date"), by and among VitroTech Corporation, a Nevadt 6 0 a corporation ("VitroTech"), VitroCo Incorporated, a Nevada corporation and wholly-owned subsidiary of VitroTech ("VitroCo") and VitroTech Product Distributor LLC, a Delaware limited liability company ("Distributor").

                                R E C I T A L S:

      WHEREAS, VitroTech and VitroCo are engaged in the mining, processing and sale of a family of proprietary amorphous aluminosilicate based products (the "Products") designed to improve performance and quality of a broad array of manufacturing applications;

      WHEREAS, VitroTech and VitroCo lack the financial resources to fully exploit the business opportunities relating to the Products and VitroTech is presently seeking additional financing to fund those operations; and

      WHEREAS, VitroTech and VitroCo desire to contract certain operations to Distributor and Distributor is willing to perform such operations on the terms set forth herein.

      NOW, THEREFORE, in consideration of the premises and the covenants and obligations of the parties herein contained, the parties hereto hereby agree as follows:

      1. Grant of Exclusive Rights. VitroTech and VitroCo hereby grant to the Distributor, during the Term (as defined below) hereof, the exclusive, royalty-free right to buy, mine, process, sell and distribute the Products on a worldwide basis, and assume all of VitroTech's and VitroCo's customer accounts and distributor agreements, including, but not limited to, the right to contact and solicit any present, former or future customers of VitroTech or VitroCo, all subject to the existing rights of third parties to distribute Products, as follows:

            (a) The rights of the Distributor hereunder may not be assigned, transferred or sublicensed to any other person, other than to an affiliate of the Distributor, without the prior written consent of the other parties, which shall not be unreasonably withheld;

            (b) The Distributor is an independent contractor and is not a legal representative or agent of VitroTech or VitroCo for any purposes whatsoever. The Distributor is not authorized to, and agrees that it will not, make any warranties or representations, or assume or create any other obligation on behalf of VitroTech or VitroCo except as expressly authorized by such party in writing;

            (c) Distributor agrees that it will not sell Product in contravention to any agreement between VitroTech or VitroCo and any other party effective as of the Effective Date.

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            (d) VitroTech and VitroCo each hereby grant a royalty-free license to the Distributor to utilize any and all of its respective trademarks, service marks or trade names ("Trademarks"), whether or not registered, in connection with promotion, sale and distribution of the Products; and

            (e) Subject to the prior rights and security interests of the VitroTech Secured Creditors (as defined below), VitroTech and VitroCo each agree to sell, assign, transfer and convey all of the Inventory (defined as any mined Product held by or for the benefit of VitroTech or VitroCo and set forth on Exhibit A) to the Distributor, and Distributor agrees to pay VitroTech and VitroCo the direct cost of their respective Inventory, as set forth on Exhibit A, not later than five days following the receipt of payment by Distributor from the sale to third party of such Inventory. Notwithstanding the foregoing, if on the fifth anniversary of the Effective Date any items of Inventory have not been sold and for which payment to VitroCo has not been made hereunder, the Distributor shall, on that date pay to VitroCo the direct cost of such Inventory items or, at the Distributor's sole option, return the same to VitroCo. As of the date hereof, Distributor agrees to assume all of the costs and expenses of storage, warehousing, shipping and handling such Inventory, which arises on or after the date hereof.

      2. Mining and Processing of Products. It is the intention of the parties to structure this transaction so that the ISO9001 Certificate of Registration (the "ISO Registration") issued to VitroCo shall be maintained through out the Term. If the ISO Registration can be transferred to another entity, upon the Distributor's request, VitroCo agrees to transfer the ISO Registration to the Distributor or any other entity designated by the Distributor, and VitroCo and VitroTech covenant and to take any and all reasonable actions to facilitate such transfer. VitroTech and VitroCo each hereby grant to the Distributor, during the Term of this Agreement, the right to perform all mining, processing services, quality control and warranting of Products as shall be reasonably necessary to mine, process and deliver the Products in their final salable form, and to the extent the ISO Registration does not permit such mining, processing services, quality control and warranting of Products ("Restricted Activities") to be performed by Distributor, but such Restricted Activities can be performed by VitroTech, then VitroTech shall perform such Restricted Activities to the maximum amount permitted pursuant to the ISO Registration and to the extent that the ISO Registration does not permit such Restricted Activities to be performed by VitroTech, such Restricted Activities shall be performed by VitroCo, provided, however, VitroTech and VitroCo hereby agree that they shall provide Distributor with any and all quality control services, warranting of Products and any other services necessary to preserve the ISO Registration and to ensure that the Distributor obtains the Products in the format required by the Distributor. Distributor shall pay all of its own costs generated by mining, processing services, quality control and warranting of Products and to the extent VitroCo or VitroTech is performing any Restricted Activities, Distributor shall reimburse VitroCo or VitroTech, as applicable, for all direct costs of such Restricted Activities and preserving the ISO Registration, in a manner consistent with the standards of the ISO Registration.

      VitroTech and VitroCo each hereby grant a royalty-free license to the Distributor to utilize any and all of its respective proprietary rights, including any patented procedures or products, intellectual property, techniques or other trade secrets (the "Proprietary Rights"), whether or not patented, relating to the mining, processing and use of the Products.


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

      3. Rights Regarding VitroTech and VitroCo Employees. In conjunction with the undertakings of the Distributor to assume the responsibility and associated costs of sales activities relating to the Products of VitroTech and VitroCo, and to facilitate those undertakings, the parties agree as follows regarding the employees of VitroTech and VitroCo:

            (a) The Distributor shall have the unlimited right to solicit and hire any and all employees of VitroTech and VitroCo ("Employees", and any Employees actually hired by the Distributor are referred to herein as "Transferred Employees"). VitroTech and VitroCo will enter into a mutual release which shall forever release such Transferred Employees from any and all covenants, promises, agreements, obligations or liabilities which relate in any way to the Transferred Employees' employment with Distributor, which release shall be substantially in the form of Exhibit B attached hereto. Upon executing the mutual release, the Distributor shall pay such Transferred Employee all amounts owing for back wages, salary and benefits by VitroTech and VitroCo, provided, however, that Distributor's obligation hereunder will be decreased by any compromise reached between Distributor and any Transferred Employees.

            (b) Management of the Distributor and VitroTech will, not later than ten calendar days following the date hereof (the "Employee Review Date"), review the existing personnel of VitroTech and VitroCo ("Employees"): (i) to facilitate Distributor's determination as to which Employees it wishes to solicit pursuant to paragraph 3(a) above, (ii) to determine which Employees will be reasonably required to carry on the business of VitroTech (the "Retained VitroTech Employees"), (iii) to determine which Employees will be reasonably required to carry on the business VitroCo (the "Retained VitroCo Employees") and (iv) to determine which Employees, if any, are not required to support the future operations of the Distributor, VitroTech or VitroCo (the "Undesignated Employees"). For purposes of this Agreement former employees set forth on Exhibit C shall be deemed to be Undesignated Employees. In conjunction therewith, representatives of both VitroTech and the Distributor will meet with all Employees and evaluate their status, including amounts owing to those Employees, on a case-by-case basis and in accordance with applicable California law. The parties will negotiate in good faith to determine which Employees shall be Retained VitroTech Employees, Retained VitroCo Employees and Undesignated Employees.

            (c) Within ten calendar days following the Employee Review Date, the Distributor shall (i) pay on behalf of all Employees all employment related taxes to the extent due and owing and not previously paid by VitroTech and VitroCo to the appropriate governmental authorities and (ii) pay all back salary, wages, unreimbursed expenses and other amounts due and owing and not previously paid by VitroTech to Retained VitroTech Employees; provided, however, that Distributor's obligation hereunder will be decreased by any compromise reached between Distributor and any Retained VitroTech Employees. In addition, as part of the Basic Overhead Costs (as defined below), commencing as of the Effective Date until such time as VitroTech is capable of paying the Basic Overhead Costs without being Insolvent (as defined below), the Distributor shall reimburse VitroTech, for the salary, wages, expenses and other amounts incurred by VitroTech for the Retained VitroTech Employees; provided, however, that Distributor's obligation hereunder will be decreased by any compromise reached between Distributor and any Retained VitroTech Employees (the "Current VitroTech Employee Costs"). The reimbursement of such Current VitroTech Employee Costs for the Retained VitroTech Employees shall be paid as the same become due. For purposes of this Agreement "Insolvent" means with respect to VitroTech or VitroCo, as the case may be, that it is not capable of paying its bills as they become due in the ordinary course of business.


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

            (d) Within ten calendar days of the entering into a definitive and binding Mine Transfer Agreement (as defined below)(the "Mine Transfer Date"), the Distributor shall pay all back salary, wages, unreimbursed expenses and other amounts to the extent due and owing and not previously paid by VitroCo to Retained VitroCo Employees and Undesignated Employees through the Mine Transfer Date; provided, however, that Distributor's obligation hereunder will be decreased by any compromise reached between Distributor and any Retained VitroCo Employees. In addition, as part of the Basic Overhead Costs, commencing as of the Mine Transfer Date until such time as VitroCo is capable of paying the Basic Overhead Costs without being Insolvent, the Distributor shall reimburse VitroCo, for the salary, wages, expenses and other amounts incurred by VitroCo for the Retained VitroCo Employees (the "Post Mine Transfer Date VitroCo Employee Costs"). The reimbursement of such Post Mine Transfer Date VitroCo Employee Costs for the Retained VitroCo Employees shall be paid as the same become due after the Mine Transfer Date. To the extent that there is a disagreement between the Distributor, on the one hand, and VitroTech and VitroCo, on the other hand, as to whether an Employee shall be a Retained VitroCo Employee or an Undesignated Employee, such Employee shall be deemed to be an Undesignated Employee for purposes of this Agreement, and the Distributor shall only have the obligation to pay or reimburse VitroCo as if that Employee is a Undesignated Employee and under no circumstances shall costs associated with the ongoing employment of such Employee be included within Basic Overhead Costs.

      4. Cooperation Regarding VitroTech and VitroCo Debt. VitroTech, VitroCo and the Distributor agree to cooperate and use commercially reasonable efforts to settle, restructure or convert into equity the current indebtedness of VitroTech and VitroCo and, to that end, agree as follows:

            (a) Management of VitroTech, VitroCo and the Distributor will jointly meet and negotiate with existing creditors (including, but not limited to, all trade debt, all Employees, all notes bearing contingent interest ("Contingent Interest"), all secured debt and all convertible debt) of VitroTech and VitroCo ("VitroTech Creditors") in an effort to renegotiate the existing indebtedness;

            (b) Subject to applicable limitations of securities laws, for a period of six months following the Effective Date (the "Offering Period"), the Distributor will make available to all VitroTech Creditors, pro rata, the right to invest in the Distributor on terms substantially identical to the terms on which the Distributor offers securities to Third Party Investors. For purposes hereof, "Third Party Investors" means all persons to whom the Distributor offers any of its securities during the six months following the Effective Date, other than (i) the members of the Distributor as of the Effective Date, and (ii) the VitroTech Secured Creditors. In the event that the Distributor offers an ownership interest to Third Parties during the Offering Period at varying prices, the terms on which the VitroTech Creditors will be permitted to invest in the Distributor will be the lowest price of any such offers. Notwithstanding the foregoing however, the Distributor may offer the Secured Creditors of VitroTech or VitroCo the opportunity to invest in the Distributor on terms that are more favorable than the terms being offered to the unsecured VitroTech Creditors, and the unsecured VitroTech Creditors shall have no right to participate in such opportunity to the extent that they are not Secured Creditors of VitroTech or VitroCo;


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

            (c) All settlements or other agreements with VitroTech Creditors pursuant to this paragraph 4 shall be subject to the joint approval of VitroTech and the Distributor;

      5. Cooperation Regarding Mines and Hi-Tech. VitroTech, VitroCo and the Distributor agree to cooperate and use commercially reasonable efforts to negotiate with representatives of Enviro Investment Group, LLC ("EIG"), Red Rock Canyon Mineral, LLC ("Red Rock"), Valley Springs Mineral, LLC ("Valley Springs")(collectively, EIG, Red Rock and Valley Springs are referred to as the "Mines") and Hi-Tech Environmental Products, LLC ("Hi-Tech") with a view to obtaining an equitable transfer of the mining properties held by the Mines to VitroTech or VitroCo and entering into a definitive and binding agreement (the "Mine Transfer Agreement"), satisfactory to the Distributor, within the Distributor's sole and absolute discretion, and the adjustment of payment obligations of VitroTech and VitroCo to the Mines and Hi-Tech.

      6. Other Obligations of Distributor. The Distributor shall:

            (a) Devote its commercially reasonable efforts to the promotion and sale of the Products consistent with good business practices and in a manner that it reasonably believes will reflect favorably on the Products and the goodwill and reputation of VitroTech and VitroCo;

            (b) Comply, in all material respects, with the provisions of all applicable laws and the rules and regulations thereunder, and refrain from engaging in any illegal business practices whatsoever with respect to the promotion and sale of the Products;

            (c) Hold itself out as an independent contractor with respect to VitroTech and VitroCo and not present itself as an agent, representative or employee of any other party, and prominently display in any advertising or signage related to the Products that it is an Authorized Master Distributor of VitroTech and VitroCo;

            (d) Not make any warranties, express or implied, by operation of law or otherwise, concerning the Products which are in addition to any written warranties made by VitroTech and VitroCo;

            (e) Advise VitroTech and VitroCo of complaints relating to the Products received in writing;

            (f) Pay for all the Distributor's costs associated with the promotion and advertising of the Products;


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

            (g) Obtain and pay for such licenses, permits and authorizations as may be necessary in connection with the Distributor's promotion and sale of the Products.

      7. Payment and Funding Obligations. As consideration for the rights granted to the Distributor hereunder, the parties agree as follows:

            (a) Direct Costs and Basic Overhead Costs.

                  (i) The Distributor shall pay the known fixed Direct Costs (as defined below) as the same shall become due and payable.

                  (ii) Until such time as VitroTech and VitroCo can pay their own Basic Overhead Costs (as defined below) without being Insolvent, the Distributor shall pay the Basic Overhead on a monthly basis on the first day of each month.

                  (iii) The Distributor, in its sole and absolute discretion, may pay any Direct Costs or Basic Overhead Costs to third parties directly on behalf of VitroCo or VitroTech, as applicable, and the Distributor shall provide evidence of such payment to VitroCo or VitroTech, as applicable.

                  (iv) Set forth on Exhibit D, is the current quarterly budget
            (the "Current Quarter Budget"). During the Term, thirty days prior to the beginning of each calendar quarter, VitroCo and VitroTech shall cause to be prepared and delivered to Distributor a quarterly budget (each, including the Current Quarter Budget, a "Budget") for the succeeding quarter. The Distributor shall have fifteen days to review the Budget. If the Distributor disputes any items set forth in the Budget, the Distributor shall notify VitroCo and VitroTech, and the parties shall negotiate in good faith as to whether and what amount of such disputed items should be incurred. The final determination with respect to disputed items shall be made by the Distributor in its sole and absolute discretion. Notwithstanding anything to the contrary set forth herein, the Distributor shall have no obligation to pay VitroTech or VitroCo any amount in excess of the amount set forth in the Budget for such line item unless the Distributor consents, which consent shall be in the Distributor's sole and absolute discretion, to make such payment.

                  (v) The parties acknowledge and agree that it is the intent of the parties to reduce the Direct Costs and Basic Overhead Costs as much as reasonably possible without materially adversely affecting VitroTech and VitroCo. To the extent that the Distributor can reasonably arrange for any Direct Costs or Basic Overhead Costs to be obtained at a lower price, VitroCo and/or VitroTech shall utilize such arrangement (and Budget shall be amended to reflect such lower cost), so long as the operations of VitroCo and VitroTech are not materially harmed by such arrangements.

                  (vi) For purposes hereof, "Direct Costs" means costs incurred by VitroCo or VitroTech relating to the mining, processing, sale or transfer of Products to or for the benefit of the Distributor, including but not limited to the mining costs, processing costs, freight charges, storage charges, warehouse charges, handling charges, payments to the Mines measured based on sales (but no greater than 10%), payments to Hi-Tech measured by sales (but no greater than 5%), and payments Contingent Interest (measured by sales of Product) incurred by VitroTech or VitroCo; provided however, to the extent that any Contingent Interest obligation is decreased for any reason, then the Distributor is only obligated to pay such reduced amount of Contingent Interest.


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

                  (vii) For purposes hereof, "Basic Overhead Costs" means costs incurred by VitroTech to support its essential operations as a public reporting company, including, lease payments, utilities, taxes (other than taxes based on the income of VitroTech and VitroCo), insurance, directors fees, filing fees accounting fees and legal fees related to public company reporting, the Current VitroTech Employee Costs and Post Mine Transfer Date VitroCo Employee Costs, provided, however, that Basic Overhead Costs shall not: (i) cumulatively exceed $600,000 in any 12-month period ("Overhead Cap"), or (ii) include any Processing Oversight and ISO Costs (as defined below) and Trade Debt (as defined below). Notwithstanding anything to the contrary set forth herein, the Distributor shall have no obligation to pay VitroTech or VitroCo any amount in excess of the Overhead Cap, unless the Distributor consents, which consent shall be in the Distributor's sole and absolute discretion, to make such payment.

            (b) Product Royalty Payment. The Distributor shall pay to VitroCo an amount (the "Product Royalty") equal to five percent (5%) of the gross sales price of all Products sold by the Distributor, as follows:

                  (i) Product Royalty payments will be due and payable on or before the fifteenth day of each month based on gross amounts collected by the Distributor from the sale of Products during the preceding calendar month;

                  (ii) In the event of any reduction in payments to Hi-Tech, which amounts are included in Direct Costs (each such reduction being referred to as a "Reduced Direct Cost"), the Product Royalty shall be increased by an amount equal to the Reduced Direct Cost.

                  (iii) Notwithstanding the foregoing, no Product Royalty shall be payable with respect to the EIG Mine Material XP-VL800-110# Drum, which is approximately 13,138 pounds and which is set forth on Exhibit A attached hereto.

            (c) Processing Oversight and ISO Payments. The Distributor shall pay to, or on behalf of, VitroTech an amount sufficient to cover Processing Oversight and ISO Costs of VitroTech, as follows:

                  (i) The Distributor shall pay to VitroTech, or will pay
            directly on behalf of VitroTech, all Processing Oversight and ISO Costs as those costs are incurred by VitroTech; and


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

                  (ii) For purposes hereof, "Processing Oversight and ISO Costs"
            means all costs incurred by VitroTech or VitroCo relating directly to maintenance of the ISO Registration, including but not limited to all costs of (A) maintaining and renewing the ISO Registration and
            (B) processing oversight required in connection with the ISO Registration.

            (d) Trade Creditor Payments. The Distributor shall pay on behalf of VitroTech and VitroCo, certain trade creditor payments (to the extent VitroTech and VitroCo are legally required to pay), as follows:

                  (i) The Distributor shall, on the Mine Transfer Date, begin the process to satisfy all Trade Debt of VitroTech and VitroCo and continue until completion;

                  (ii) For purposes hereof, "Trade Debt" means all amounts owing with respect to the purchase of goods or services by VitroTech or VitroCo in the reasonable course of business, excluding amounts owing to the Mines and Hi-Tech.

      All payments pursuant to this Agreement shall be made in United States dollars (USD).

      8. Equity Interest. Within five days after the date hereof, the Distributor shall issue to VitroTech a non-diluting twenty-five percent (25%) equity ownership interest (the "Equity Interest") in the Distributor as follows:

            (a) The Equity Interest shall consist of membership interests of the Distributor that will, at all times and notwithstanding any future issuances of securities by the Distributor, be entitled to (i) a preferential distribution on liquidation equal to twenty-five percent (25%) of the liquidation proceeds, if any, of the Distributor and (ii) mandatory distribution of twenty-five percent (25%) of the pre-tax net income of the Distributor, as measured on a annual basis and payable not later than ninety (90) days following the end of each calendar year.

            (b) The holder of the Equity Interest will have a right to appoint one member to the board of managers of the Distributor.

            (c) Pre-tax net income of the Distributor shall be calculated in accordance with U.S. generally accepted accounting principles.

      9. Right of First Refusal. Before any outstanding equity ownership interest (an "Offered Interest") in the Distributor may be sold or otherwise transferred (including transfer by gift or operation of law) by the holder of such Offered Interest (a "Selling Holder"), VitroTech shall have a right of first refusal to purchase the Offered Interest on the terms and conditions set forth in this paragraph (the "Right of First Refusal"), as follows:

            (a) Notice of Proposed Transfer. The Selling Holder shall (i) deliver to VitroTech a written notice (the "Notice") stating: (A) the Selling Holder's bona fide intention to sell or otherwise transfer such Offered Interest; (B) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (C) the amount of the securities to be transferred to each Proposed Transferee; (D) the bona fide cash price or other consideration for which the Selling Holder proposes to transfer the Offered Interest (the "Offered Price"); and (E) the material terms and conditions of the proposed transfer (the "Offer Terms") and (ii) offer the Offered Interest at the Offered Price and on the Offer Terms to VitroTech.


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

            (b) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, VitroTech may, by giving written notice to the Selling Holder, elect to purchase all, but not less than all, of the Offered Interest proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.

            (c) Purchase Price. The purchase price ("Purchase Price") for the Offered Interest purchased by VitroTech under this paragraph shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the "Terms"). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Distributor in good faith.

            (d) Payment of Purchase Price. Payment of the Purchase Price shall be made in cash (by check or wire transfer) in accordance with the Terms, within thirty (30) days after delivery of the written notice by VitroTech as set forth in paragraph 9(b).

            (e) Selling Holder's Right to Transfer. If all of the Offered Interest proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by VitroTech as provided in this paragraph, then the Selling Holder may sell or otherwise transfer such Offered Interest to that Proposed Transferee at the Offered Price or at a higher price and on the Offer Terms, provided that such sale or other transfer is consummated within sixty (60) days after the date of the Notice and provided further that any such sale or other transfer is affected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this paragraph shall continue to apply to the Offered Interest in the hands of such Proposed Transferee; provided however, that with respect to the Offered Interests held by Proposed Transferees, the Right of First Refusal shall be deemed to have lapsed and to be of no force or effect on or after the earlier of (i) the second anniversary of the Effective Date or (ii) a Public Market Transaction. For purposes hereof, a "Public Market Transaction" shall mean
      (A) an underwritten public offering of the equity securities of the Distributor offered pursuant to a registration statement filed and effective under the Securities Act of 1933, as amended, or (B) a transaction by which the Distributor, directly or as a majority owned subsidiary, becomes subject to the reporting requirements of the Securities Exchange Act of 1934 (a "reverse merger transaction"), provided that a reverse merger transaction will only be deemed a Public Market Transaction if VitroTech shall consent, in writing, to the reverse merger transaction, which consent shall not be unreasonably withheld. If the Offered Interest described in the Notice is not transferred to the Proposed Transferee within the 60 day period set forth above, a new Notice shall be given to VitroTech, and VitroTech shall again be offered the Right of First Refusal before any Offered Interest held by the Selling Holder may be sold or otherwise transferred.


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

            (f) Exception for Affiliate Transfers. Anything to the contrary contained in this paragraph notwithstanding, the transfer of any or all of the Offered Interest to an affiliate of the Selling Holder (including limited partners of the Selling Holder) shall be exempt from the provisions of this paragraph. In such case, the transferee or other recipient shall receive and hold the Offered Interest so transferred subject to the provisions of subparagraphs a-e of this paragraph.

            (g) Exception for Initial Transfers. Anything to the contrary contained in this paragraph notwithstanding, the transfer of any portion of the Offered Interest to any person or persons, up to a maximum of twenty-four percent (24%) of the undiluted equity ownership interest of the Distributor shall be exempt from the provisions of this paragraph.

            (h) Legends. The Distributor shall mark its records and shall mark any certificate or document evidencing ownership interests in the Distributor to indicate that such ownership interests are subject to the Right of First Refusal as set forth herein.

      10. Representations, Warranties and Covenants of VitroTech and VitroCo. VitroTech and VitroCo each hereby represent and warrant to Distributor that:

            (a) VitroTech and VitroCo, respectively, is the owner or has the valid right to use and to license or sublicense all of its rights to the Proprietary Rights and the Trademarks, and VitroTech and VitroCo respectively, has the right to grant the licenses it has granted hereunder;

            (b) VitroTech and VitroCo hereby represent and warranty to the Distributor that the current Gross Margins (as defined below) are set forth on Exhibit A. "Gross Margins" means the difference between the base cost of the Products (including processing, packaging, royalties payments to the Mines and Contingent Interest) and the day to day resale price of VitroTech.

            (c) VitroTech and VitroCo hereby acknowledge and agree that: (i) any present or former VitroTech or VitroCo executive, officer, employee or consultant may be hired by Distributor (the "Employees") and VitroTech and VitroCo each will release and hold harmless Employees and Distributor from any rights, duties, liabilities or obligations to VitroTech or VitroCo, including, but not limited to, any claims that relate to or arise from the transfer of propriety or confidential technical, business or customer information to Distributor; and (ii) the Distributor may contact and solicit all former, present or future customers of VitroTech and VitroCo in connection with Distributor's sale of the Products; and

            (d) VitroTech covenants and agrees that it shall cause VitroCo to perform all of VitroCo's obligations hereunder.

            (e) VitroCo covenants and agrees that after it has paid its other expenses, it shall apply the balance on the Product Royalty, if any, to pay for Basic Overhead Costs.

      11. Term and Termination. This Agreement shall be for the "Term" commencing on the Effective Date and ending on the tenth anniversary of the Effective Date, unless extended or earlier terminated as provided herein.

            (a) Notwithstanding the foregoing, this Agreement may be earlier terminated:

                  (i) At the election of VitroTech, in writing, if: (A) the
            Distributor is dissolved; (B) the Distributor is adjudged bankrupt;
            (C) the Distributor enters into an assignment or other arrangement for the benefit of its creditors (and the Distributor shall give VitroTech prompt written notice of any of the foregoing) or (D) the Distributor fails to satisfy Minimum Sale Requirements. "Minimum Sales Requirements" means sales by the Distributor of not less than 500,000 pounds of Products per calendar year beginning in 2008, increasing to 1,000,000 pounds of Products per calendar year beginning in 2010.

                  (ii) At the election of the Distributor, in writing, if: (A)
            VitroTech or VitroCo are dissolved; (B) VitroTech or VitroCo are adjudged bankrupt; (C) VitroTech or VitroCo enter into an assignment or other arrangement for the benefit of its creditors; (and VitroTech or VitroCo shall give Distributor prompt written notice of any of the foregoing); (D) the ISO Registration is canceled or terminated for any reason; or (E) the Mines and Hi-Tech fail to enter into an agreement to continue providing Products to the Distributor on terms substantially similar to those set forth herein in the event of the bankruptcy filing by either VitroTech or VitroCo, or (F) VitroTech or VitroCo lose the right to mine Products from the Mines under the terms in which they currently possess those rights.

            (b) The party electing termination shall give written notice to the non-terminating party. The termination shall be effective upon thirty (30) days written notice unless the reason for termination is cured within said thirty (30) day period.

                  (c) The Distributor shall have a right to extend the Term of this Agreement, at its sole election on two separate occasions, each such extension being for five years provided that the aggregate sales of Products by the Distributor over the five year period immediately prior to the extension equal or exceed 8,000,000 pounds and provided, further, that the Distributor provides written notice to VitroTech, given at least thirty (30) days prior to the end of the then current Term, of its intent to extend the Term.

      12. Effect of Termination. Upon termination of this Agreement:

            (a) (i) If termination is by VitroCo, then VitroCo shall have the right to purchase any or all Products then in the Distributor's possession at the Distributor's actual purchase price, including shipping costs, taxes and other fees and costs paid by the Distributor, provided the same are in their original unopened containers, and subject to any liens on the Products. In the event that VitroCo exercises its right to purchase said Products, the Distributor, at its cost, shall return to VitroCo in their original, unopened and secure containers, to reach VitroCo without damage, all such Products purchased and VitroCo shall pay the Distributor for the same, less any then outstanding receivables from the Distributor to VitroCo, within thirty (30) days following their receipt. Notwithstanding anything to the contrary contained herein, the Distributor shall have the right to satisfy all outstanding contracts with its customers that are of a term of less than one (1) year.

            (ii) If termination is by Distributor, then all obligations of Distributor under this Agreement shall immediately cease.

            (b) VITROTECH AND VITROCO SHALL NOT BE LIABLE TO THE DISTRIBUTOR FOR ANY DAMAGES, LOSSES OR EXPENSES RESULTING FROM ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT ARISING FROM ANY CLAIMS ASSERTED BY THE DISTRIBUTOR WHICH ARE BASED UPON LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED ORDERS, OR ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY THE DISTRIBUTOR.

            (c) THE DISTRIBUTOR SHALL NOT BE LIABLE TO VITROTECH OR VITROCO FOR ANY DAMAGES, LOSSES OR EXPENSES RESULTING FROM ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT ARISING FROM ANY CLAIMS ASSERTED BY VITROTECH OR VITROCO WHICH ARE BASED UPON LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED ORDERS, OR ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY VITROTECH OR VITROCO.

            (d) The Distributor acknowledges that:

                  (i) VitroTech and VitroCo have not made any representations to the Distributor and the Distributor has received no assurances, that: (A) its business relationship will continue with VitroTech and VitroCo beyond the stated term of this Agreement or its earlier termination in accordance with this Agreement; (B) any investment by the Distributor in the promotion of the Products will be recovered or recouped; or (C) the Distributor shall obtain any anticipated amount of profits by virtue of this Agreement; and

                  (ii) Except as expressly provided herein, the Distributor
            shall not have or acquire, by virtue of this Agreement or the transactions contemplated hereunder, any proprietary or other rights in the Products, VitroTech's and VitroCo's intellectual and industrial property or in any goodwill related thereto, whether or not created by its efforts.

            (e) No termination of this Agreement shall constitute a waiver by any party of any other rights or remedies which it may have against the other party, nor shall it constitute a termination of any other contractual agreement between the parties hereto, including but not limited to the right to receive payment for Products sold to the Distributor hereunder. Any action for a breach of any of party's obligations under this Agreement or otherwise must be commenced within one
      (1) year after the cause of action has accrued.

            (f) If any party has given any other party notice of its intention to terminate this Agreement as provided herein, then during such period between the notice of termination and termination of this Agreement, the Distributor shall have the right to purchase a reasonable quantity of the Products to service expected customer needs. VitroCo shall have no obligation to accept any orders, which have not been accepted by VitroCo prior to any notice of termination of this Agreement.

      13. Confidentiality. The Distributor acknowledges that all information supplied to it by VitroTech and VitroCo, other than that in published form for public distribution or expressly designated by VitroTech or VitroCo as non-confidential or otherwise known to the Distributor, is confidential and proprietary to VitroTech or VitroCo (collectively, the "Company Confidential Information") including, without limitation, identification of its customers, the price at which they purchase material from VitroCo, the sources and prices of materials obtained by VitroCo or the technical methods used in the mining, milling and utilization by the end-user of the Products, except that Distributor may share such information with potential investors provided that such investors sign a confidentiality agreement. Subject to applicable law, (including legal process), the Distributor shall not disclose or provide any Company Confidential Information to any third party and shall take commercially reasonable measures to prevent disclosure by its present and future employees, officers, agents, subsidiaries, dealers or consultants during the term of this Agreement and thereafter. If the Distributor elects to test the performance of the Products in any process and or products, the Distributor shall (i) supply to VitroCo all test results including all data pertaining thereto and representative samples of test items with and without Products (except to the extent the data contains confidential or proprietary information unrelated to the Products), and (ii) refrain from analyzing or testing the Products to determine its structure or composition, including but not limited to the following testing means: x-ray diffraction for mineralogy or chemical analysis by any means, in either case for the purpose of "reverse-engineering" the Products. The results of any such test shall be deemed Company Confidential Information.

      14. Trademarks.

            (a) VitroTech's and VitroCo's Trademarks may only be used in connection with promotion and sale of the Products and may not be used by the Distributor for any other purpose or in connection with the sale or promotion of any goods, services or Products, which are not provided by VitroTech or VitroCo to the Distributor. The Distributor's use of such Trademarks shall conform to any requirements reasonably imposed by VitroTech.

            (b) Except as expressly provided herein, the Distributor acknowledges that it will not acquire any rights, titles, or interests in any of VitroTech's or VitroCo's Trademarks.

            (c) The Distributor may adopt, use or register any words, phrases or symbols which are identical or similar to any of VitroTech's or VitroCo's Trademarks, provided, however, that upon the termination of this Agreement, at the written request of VitroTech, the Distributor shall assign to VitroTech or VitroCo any trademarks, service marks, trade names or similar rights obtained by the Distributor during the term of this Agreement which relate to the Products or the Distributor's sale thereof, all at no cost to VitroTech or VitroCo.

      15. Products Warranties and Limitation of Remedies. During the Warranty Period, VitroCo hereby warrants that the Products sold shall conform to VitroCo's then current published specifications for such Products.

            (a) Provided the Distributor notifies VitroCo, in writing, of any nonconformity in any of the Products and returns such Products to VitroCo during the Warranty Period, as applicable, VitroCo shall replace such non-conforming Products, provided that all of the following conditions are met:

                  (i) The Products (and to the extent reasonably available, in its original container) is returned to VitroCo, at which time title transfers to VitroCo; and

                  (ii) The Products has not been altered, reprocessed, misused, abused, damaged by accident, subjected to undue stress, or attempted to prepare the Products for use more than one time.

      The cost of returning any defective or non-conforming Products to VitroCo and the cost of returning any replaced Products to the Distributor shall be borne by VitroCo.

            (b) THE REPLACEMENT OF ANY NON-CONFORMING OR DEFECTIVE PRODUCTS ABOVE SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF THE DISTRIBUTOR (AND SHALL CONSTITUTE FULFILLMENT OF ALL OBLIGATIONS OF VITROCO HEREUNDER) FOR THE BREACH OF ANY WARRANTY BY VITROCO.

            (c) THE FOREGOING PRODUCTS WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            (d) The Distributor acknowledges that there are no warranties implied by custom or usage in the trade between the Distributor and VitroTech or VitroCo that have become a part of this transaction.

            (e) VITROCO SHALL NOT BE LIABLE TO THE DISTRIBUTOR FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING THE DISTRIBUTOR WITH ANY PRODUCTS OR ANY OTHER PERFORMANCE BY VITROCO UNDER THIS AGREEMENT.

            (f) IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED.

      16. Products Specifications. VitroCo reserves the right to change the Products' specifications, but not in an adverse manner for the intended use.

      17. All Sales Final. All sales are final and all Products shall be paid for by Distributor as set forth above in Paragraph 7. Any return of any Products shall be subject to the prior written approval of VitroCo. Claims that a Product is not as warranted based upon any defects which are discoverable upon inspection of the Products and claims for shortages in delivery shall be deemed waived and released by the Distributor unless made in writing and delivered to VitroCo within five (5) business days of the Distributor's receipt of the shipment giving rise to such claim(s), in the case of a purported shortage, and within one hundred and eighty (180) days, in the case of Products purported being not as warranted. Failure to so notify VitroCo shall constitute an irrevocable acceptance of the Products. Any conforming Products returned with VitroCo's Returned Material Authorization (RMA) to VitroCo must be shipped prepaid in secure containers to reach VitroCo without damage.

      18. Relationship Among the Parties. Nothing herein contained shall constitute a partnership between, or a joint venture by, the parties hereto, or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this paragraph, and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

      19. Broker's Commission. Each party hereto warrants to the other parties hereto that it has not incurred any obligation by reason of this Agreement or the transactions contemplated by this Agreement, for a brokerage commission or finder's fee for which any other party would be liable. Each party hereto indemnifies and will hold the other parties hereto free and harmless from and against any damage or expense that such other party may incur by reason of the untruth as to the warranting party of the foregoing warranty, including expenses for attorney's fees and court costs. The Distributor may pay sales commissions or fees in connection with sale of Products, and the other parties shall have no liability with respect thereto.

      20. Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. Notwithstanding the foregoing sentence, no party shall assign any of its rights or obligations under this Agreement unless such assignment has received the prior written consent of the other parties, which consent shall not be unreasonably withheld.

      21. Miscellaneous.

            (a) Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware.

            (b) Language. The governing language to be used for purposes of the interpretation and meaning of this Agreement shall be English.

            (c) Further Assurances. Each of the parties agree that it will, without further consideration, execute, acknowledge and deliver such other documents and take such other actions as may be reasonably requested by the other party in order to consummate the purposes and subject matter hereof; provided that such party incurs no additional material financial obligation thereby.

            (d) Modification. Only a writing dated on or subsequent to the date hereof signed by each of the parties hereto may amend this Agreement.

            (e) Notices. Any notice, request, approval or other communication given in connection herewith shall be in writing and shall be deemed delivered when actual and personal delivery is effected on the party being given notice and when a true copy is given by facsimile to each of the parties listed below. If mailed, notice shall be effective three (3) business days after the same have been deposited in a United States post office with postage prepaid and addressed to the parties as follows, together with a facsimile sent to the noticed party on the same day as deposited at the post office. If notice is deposited in a post office outside the United States, it shall be effective ten (10) days after being deposited provided notice is also sent by facsimile. Any party, by notice so given, may change its address for any subsequent notice.

      If to VitroTech or VitroCo:

                             VitroTech Corporation
                             5 Hutton Centre Drive, Suite 700
                             Santa Ana, CA 92707
                             Telefacsimile: (714) 708-4701

      If to the Distributor: Jim Lasry
                             c/o Wachtel & Masyr, LLP
                             110 East 59th Street
                             New York, New York 10022
                             Telefacsimile: (212) 909-0320

      With a copy to:        Wachtel & Masyr, LLP
                             110 East 59th Street
                             New York, New York 10022
                             Attn: Howard Kleinhendler
                             Telefacsimile: (212) 909-9417

            (g) JURY TRIAL WAIVERS. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO ANY OF THE OBLIGATIONS UNDER THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY ACKNOWLEDGES INCLUSION OF THIS JURY TRIAL WAIVER.

            (h) Section Headings. The subject headings of the sections of this Agreement are for convenience of reference only, and words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

            (i) Gender; Number. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other whenever the context of this Agreement so indicates or requires.

            (j) Severability. Any provision of this Agreement, which may be prohibited by law or otherwise held invalid, shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective the remaining provisions of this Agreement. No provision of this Agreement shall be interpreted for or against a party because such party or its representation drafted the same.

            (k) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and same agreement, and it shall be necessary to produce only one such counterpart in making proof of this Agreement. Facsimile copies of signatures shall be deemed originals.

            (l) Waiver. Waiver by either party of any breach of any term or condition of this Agreement shall not constitute a waiver of subsequent breaches.

            (m) Counting of Days. Business days shall not include legal holidays or a Saturday, a Sunday or days on which banking institutions are not required to be open.

            (n) Force Majeure. No party hereto shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement (unless reasonably foreseeable by such party) and not reasonably within the control of the affected party, including without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of any governmental entities, riots, insurrections, or any other cause beyond the control of the parties; provided, only, that the affected party promptly notifies the other party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

            (o) Audit Rights. During the term of this Agreement and for 6 months thereafter, upon reasonable prior written request and during normal business hours, VitroTech shall have the right to audit, at VitroTech's sole cost and expense, the Distributor's books and records and calculations, and schedules thereto, with respect to all amounts payable hereunder. During the term of this Agreement and for 6 months thereafter, upon reasonable prior written request and during normal business hours, Distributor shall have the right to audit, at Distributor's sole cost and expense, Vitrotech's and VitroCo's books and records and calculations, and schedules thereto, with respect to all amounts payable by Distributor hereunder.

            (p) Financial Statements. Each of VitroTech and the Distributor agrees to provide to the other (i) audited financial statements of the respective party for each year ending December 31, which financial statements shall be provided within seventy days after year-end and (ii) unaudited financial statements of the respective party for each of the first three calendar quarters of each calendar year, which financial statements shall be provided within thirty days after end of each calendar quarter. All such financial statements shall include a balance sheet and statements of operations, cash flows and changes in equity, all prepared in accordance with SEC Regulation S-X.

      22. Acknowledgment. This Agreement, including any exhibits, schedules and amendments, has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Experienced and knowledgeable legal counsel has represented each party. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the purposes of the parties and this Agreement.

      23. Definitions. For purposes hereof, the following terms shall have the means set forth as follows:

            (a) "Warranty Period" means a one hundred eighty (180) day period commencing from the date of delivery of the Products to the Distributor.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth in the introduction to this Agreement.


VITROTECH CORPORATION                  VITROTECH PRODUCT
                                       DISTRIBUTOR LLC


By: ________________________________   By:__________________________
    Glenn Easterbrook                     Jim Lasry
    Chief Executive Officer               Manager


VITROCO INCORPORATED


By:________________________________
   Chief Executive Officer